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                                                                  Exhibit (8)(g)

                            MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the "AGREEMENT") is made as of the 17th day of November, 2000 by and between GENERAL AMERICAN LIFE INSURANCE COMPANY ("GENERAL AMERICAN"), a Missouri corporation having its principal office and place of business at 13045 Tesson Ferry Road, St. Louis, Missouri 63128 and LIBERTY INSURANCE SERVICES CORPORATION ("LIS"), a South Carolina corporation having offices located at 9735 Landmark Parkway Drive, St. Louis, Missouri 63127.

                                   BACKGROUND

GENERAL AMERICAN desires to engage LIS to perform certain Services and LIS desires to perform those Services for GENERAL AMERICAN, through its Outsourcing Solutions division based in St. Louis, Missouri, all on the terms and conditions set forth in this Agreement and one or more Engagement Schedules (as defined in Section 2 [Definitions], below) that are entered into now or from time to time in the future.

                                    AGREEMENT

Accordingly, GENERAL AMERICAN and LIS agree as follows:

SECTION 1:        STRUCTURE OF AGREEMENT

         1.01 USE OF THIS AGREEMENT. The services to be performed under this Agreement will be defined in written Engagement Schedules that are executed by both parties, through Authorized Representatives of LIS and of GENERAL AMERICAN. This Agreement provides the basic terms and conditions which apply to all Engagement Schedules, unless otherwise provided in the relevant Engagement Schedule.

         1.02 DEFINITIONS. Capitalized terms shall have the meanings given to them in Section 2 (Definitions), below, unless they are otherwise defined in the Engagement Schedule.

         1.03 CONTENTS OF ENGAGEMENT SCHEDULE. Each Engagement Schedule should address the following points:

         a) the scope of the services to be performed and any agreed upon administration procedures, and accounting guidelines;

         b)       the compensation arrangement or structure;

         c)       a specific reference to this Agreement; and

         d)       any other information, terms and conditions.

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         1.04     SERVICES SPECIFIED. It is understood and agreed by the parties that LIS shall not be obligated to perform any services that are not expressly provided for in an Engagement Schedule, as the same may be amended in writing from time to time.

         1.05 SEPARATE CONTRACT. It is understood and agreed by the parties that, unless otherwise expressly provided in a particular Engagement Schedule or Engagement Schedules, each Engagement Schedule (as it is supplemented and amended by the terms and conditions of this Agreement) shall be deemed a separate contract by and between GENERAL AMERICAN and LIS. Unless the context indicates otherwise, any reference in an Engagement Schedule or this Agreement to an "Engagement Schedule" shall, accordingly, be deemed to refer solely to the relevant Engagement Schedule (and any schedules, attachments or addenda to that particular Engagement Schedule), as supplemented and amended by the terms and conditions of this Agreement. Any reference to "the Agreement" shall be deemed to refer (unless expressly otherwise so provided) to the relevant Engagement Schedule (which incorporates the terms and conditions of this Agreement).

SECTION 2:        DEFINITIONS

The following capitalized terms shall have the following meanings when used in this Agreement or an Engagement Schedule:

         "AUTHORIZED REPRESENTATIVE" shall mean an individual authorized to execute this Agreement and an Engagement Schedule (or an amendment thereto) on behalf of a Party, which individual, for LIS and GENERAL AMERICAN, shall be at the Vice-President level or above.

         "ENGAGEMENT SCHEDULE" shall mean a document signed by an Authorized Representative of GENERAL AMERICAN and by an Authorized Representative of LIS and delineating certain Services (defined below) to be performed pursuant to this Agreement. An Engagement Schedule should address the items mentioned in
Section 1.03 (Contents of Engagement Schedule), above, and is subject to the terms and conditions of this Agreement, as provided in Section 1.05 (Separate Contract), above.

         "MATERIALS" shall mean software code, documentation, other written materials or tangible or intangible items, including machine readable media with code or documentation recorded on it, or any combination of these items and all information embodied in any of these items or disclosed by any of these items, but excluding (a) any of LIS' proprietary methodologies, techniques and tools (including conversion tools) and (b) any other pre-existing materials owned by LIS.

         "LIS-CREATED MATERIALS" shall mean any Materials created by LIS; however, LIS-Created Materials shall not include pre-existing works of LIS unless the relevant Engagement Schedule specifically identifies those pre-existing works and states that ownership of them is to be transferred to GENERAL AMERICAN by LIS, nor shall LIS-created Materials include GENERAL AMERICAN Materials or any Materials of third parties.

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         "PASS THROUGH EXPENSES" shall mean those expenses actually incurred by
LIS in the performance of the Services, which are described more fully in the applicable Engagement Schedule, and which are reimbursable thereunder.

         "PARTY" shall mean either GENERAL AMERICAN or LIS, and "PARTIES" shall mean both GENERAL AMERICAN and LIS.

         "SERVICES" shall mean those services to be provided by LIS or its affiliate pursuant to a particular Engagement Schedule.

         "TAXES" shall mean present or future sales, use, income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, and all liabilities with respect thereto, but Taxes shall not include income or franchise taxes imposed on LIS by the jurisdiction under the laws of which LIS is organized or any political subdivision or taxing authority thereof or therein or as a result of a connection between LIS and any jurisdiction other than a connection resulting solely from an Engagement Schedule.

         "GENERAL AMERICAN MATERIALS" shall mean Materials in which GENERAL AMERICAN is the sole owner of all related intellectual property rights.

SECTION 3:        CHANGES TO TERMS OF ENGAGEMENT SCHEDULE

         3.01 CHANGES GENERALLY. Changes to the terms of the Engagement Schedule or the Master Services Agreement may only be made by a written amendment that is signed by an Authorized Representative of each Party and that refers to the particular Engagement Schedule or Master Services Agreement that is to be changed. If a change is made to or by an Engagement Schedule, that change shall apply only with respect to that Engagement Schedule.

         3.02 INCREASES TO WORK. Without limiting the generality of Section 3.01 (Changes Generally) above, if a change might increase LIS' cost or work effort and LIS agrees to perform such change, LIS shall be compensated on a time and materials basis for such additional work, unless compensation for such additional work on that basis cannot practically be arranged or the Parties otherwise agree in writing, in which case LIS shall propose an equitable adjustment in payments and schedule. The Parties shall negotiate such adjustments in good faith, recognizing that adjustments are subject to the availability of trained personnel and other required resources.

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SECTION 4:        OBLIGATIONS GENERALLY

         4.01 PERFORMANCE GENERALLY. LIS and GENERAL AMERICAN agree to render and discharge all of the duties, obligations and performance that it may assume or undertake pursuant to an Engagement Schedule from time to time, subject to, and in accordance with the terms and conditions of this Agreement. It is understood and agreed, however, that LIS' obligations are subject to and conditioned upon the full realization of any assumptions set forth in the Engagement Schedule. Any performance schedule applicable to the particular Services to be provided by LIS shall be attached to the relevant Engagement Schedule.

         4.02 MODE OF COMPENSATION. The relevant Engagement Schedule shall indicate whether the compensation for LIS for the Services performed by or on behalf of LIS will be based on a time and materials basis, on a per item rate or on some other basis.

SECTION 4A:       REGULATORY REQUIREMENTS FOR THE SERVICES

         4A.01    LIS agrees to provide the Services in accordance with standard insurance industry practice, conducting itself in a manner which complies either with the Model Statute for Third Party Administrators as promulgated by the National Association of Insurance Commissioners ("Model Statute"), as the Model Statute is amended from time to time, or, alternatively, in a manner which complies with appropriate state regulations or legislation governing the Services to be provided herein, and in any event in compliance with all applicable laws, rules and regulations governing third party administrators.

         4A.02    LIS agrees that all claims paid by LIS from funds collected on behalf of GENERAL AMERICAN shall be paid only on checks or drafts of GENERAL AMERICAN and as authorized by GENERAL AMERICAN.

         4A.03    To the extent required by applicable state law, LIS agrees to provide a written notice to the annuitants or insureds or policyholders, as mutually agreed upon by LIS and GENERAL AMERICAN, advising GENERAL AMERICAN's annuitants or insureds or policyholders of the identity of and relationship among LIS, the annuitant or insured or policyholder, and GENERAL AMERICAN. The cost of such notices, however, shall be borne solely by GENERAL AMERICAN as pass-through costs.

         4A.04    LIS agrees that information which identifies an individual covered by an ERISA plan is confidential, and that all such information furnished by GENERAL AMERICAN to LIS hereunder is confidential. During the time such ERISA confidential information is in LIS's custody or control, LIS agrees to hold such information in compliance with Section 10 "CONFIDENTIALITY" and to take all reasonable precautions to prevent disclosure or use of the ERISA confidential information for a purpose unrelated to the administration of the ERISA plan. LIS agrees to disclose such ERISA confidential information only: (a) in response to a court order; (b) for an examination conducted by the applicable insurance regulator for an audit or

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investigation conducted under ERISA; (c) to or at the request of GENERAL
AMERICAN; or (d) with the written consent of the identified individual or his or her legal representative.

         4A.05    LIS agrees to comply with the bond and insurance requirements of each state in which LIS administers claims for GENERAL AMERICAN.

         4A.06    LIS agrees to establish and maintain facilities and procedures for the safekeeping of GENERAL AMERICAN's annuity and policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to this Agreement and to the Services to be provided by LIS hereunder, and all transactions between LIS and the annuitants or insureds or policyholders of GENERAL AMERICAN, which shall include the identity and addresses of such persons (collectively, "Books and Records"). Except as otherwise provided by regulatory authority, LIS agrees to maintain the Books and Records of GENERAL AMERICAN at either GENERAL AMERICAN's place of operations, at LIS's principal administrative office, or at such other designated site mutually agreed upon, for the duration of this Agreement and for a period of six (6) years thereafter, unless otherwise instructed by GENERAL AMERICAN, or, at GENERAL AMERICAN'S request, shall transfer such Books and Records to GENERAL AMERICAN or GENERAL AMERICAN's designee, at GENERAL AMERICAN's cost. Such retention period for Books and Records may be extended by GENERAL AMERICAN if required by regulatory or taxing authority. Any additional expense associated with the longer retention period shall be borne by GENERAL AMERICAN.

         4A.07    LIS agrees that GENERAL AMERICAN, and any applicable insurance regulator, shall have reasonable access, during LIS's normal business hours, to all pertinent Books and Records of GENERAL AMERICAN which relate to the Services to be performed under this Agreement for the purpose of examination, audit and inspection, in a media usable by them. LIS shall assist GENERAL AMERICAN in any regulatory examination relating to the annuities or policies or to the Books and Records of GENERAL AMERICAN. GENERAL AMERICAN shall keep confidential any of LIS's confidential information or trade secrets contained in the Books and Records of GENERAL AMERICAN. LIS agrees that GENERAL AMERICAN, or its duly authorized independent auditors, or appropriate insurance regulatory examiners who are performing regulatory examinations of GENERAL AMERICAN, shall have the right under this Agreement to perform on-site audits of the Books and Records of GENERAL AMERICAN directly pertaining to the annuities or policies for which LIS is performing the Services under this Agreement, in accordance with reasonable procedures and at reasonable frequencies.

         4A.08    In addition to the provisions of Section 10 "CONFIDENTIALITY",
LIS, and any employee, agent, attorney, accountant, advisor, consultant, or other representative of LIS with a need to know, shall keep the customer data and Private Information to which LIS is directly accessible in the implementation and performance of the Services in strictest confidence and, except for disclosures strictly required by public agencies having jurisdiction over LIS or GENERAL AMERICAN or made as required by law or applicable regulation, will not disclose any such data and/or information to third parties without the express written consent of GENERAL AMERICAN.

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         4A.09    In addition to those Services expressly delineated elsewhere in the Agreement, LIS agrees that LIS shall be responsible for the following functions:

         (1) LIS agrees to maintain detailed books and records that reflect all administered transactions under this Agreement, including, without limitation, premiums received for the annuities and policies, agents' commissions for the annuities and policies, LIS's administrator's fees, contributions received and deposited on behalf of GENERAL AMERICAN, claims paid on behalf of GENERAL AMERICAN, and authorized expenses paid on behalf of GENERAL AMERICAN.

         (2) The detailed preparation, journalizing, and posting of Books and Records shall be made in accordance with the terms and conditions of this Agreement, and, if applicable, in accordance with ERISA, as amended, and in such a manner as to enable GENERAL AMERICAN to complete its annual financial statement in accordance with the National Association of Insurance Commissioners' guidelines, as amended, or other reports as may be required by any applicable law or insurance regulatory authority.

         (3) LIS shall maintain a cash receipts register of all premiums and contributions received.

         (4) The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (i) the check number; (ii) the date of disbursement; (iii) the person to whom the disbursement was made;
(iv) the amount disbursed; and (v) ledger account number. If the amount disbursed does not agree with the amount billed or authorized, LIS shall prepare a written record as to the application for the disbursement. If the disbursement is for the earned administrative fee or commission, the disbursement shall be supported by evidential matter. The evidential matter must be referenced in the journal entry so that it may be traced for verification.

         (5) LIS shall prepare and maintain monthly financial institution account reconciliations, if such service is requested by GENERAL AMERICAN as part of the Services.

         (6) LIS shall render and reconcile accounts detailing all transactions and remit all money due to GENERAL AMERICAN under this Agreement at least monthly. LIS will not less often than monthly render an accounting to GENERAL AMERICAN detailing all transactions performed by LIS pertaining to the annuities and policies for which LIS is performing Services under this Agreement.

         4A.10    LIS agrees that it will maintain complaint records and logs and death claim logs for GENERAL AMERICAN as required by respective insurance regulatory authorities. LIS will follow prescribed GENERAL AMERICAN standards for response to such complaints and for other complaints which are not received through an insurance regulatory authority. LIS will make available all records and logs required in connection with any audits or examinations of GENERAL AMERICAN. LIS will notify GENERAL AMERICAN of any suspected employee

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or agent fraud or defalcations within forty-eight (48) hours of LIS becoming aware of such suspected problem. LIS will promptly notify GENERAL AMERICAN of any threatened or filed lawsuits which have any connection to the annuities or policies or to this Agreement. LIS will provide GENERAL AMERICAN with a copy of any proposed written response to an insurance regulatory authority complaint on behalf of GENERAL AMERICAN, and GENERAL AMERICAN shall either approve said proposed written response or make suggested changes within forty eight (48) hours of receipt of said proposed written response in order to facilitate a timely response to the insurance regulatory authority on behalf of GENERAL AMERICAN.

         4A.11    Notwithstanding anything to the contrary herein, LIS shall not receive commissions, fees, or charges contingent upon savings obtained in the adjustment, settlement and payment of losses covered by GENERAL AMERICAN's obligations, but LIS may receive compensation based on premiums or charges collected or the number of claims paid or processed. LIS shall not receive from GENERAL AMERICAN, or from any covered individual, any compensation or other payments except as expressly set forth in this Agreement.

         4A.12    In addition to the provisions of Section 10 "CONFIDENTIALITY";
LIS shall not use any Private Information for any purpose other than providing the Services to GENERAL AMERICAN.

         4A.13    Except as specifically granted in this Agreement, this
Agreement grants to LIS no right to use, possess, or reproduce any products or customer lists or other Private Information of GENERAL AMERICAN or any GENERAL AMERICAN affiliate company.

         4A.14    Upon termination of this Agreement, any monies held by LIS on behalf of GENERAL AMERICAN and owing to GENERAL AMERICAN shall immediately become due and payable and shall be forwarded to GENERAL AMERICAN. Thereafter, any additional funds payable by annuitants or policyholders of GENERAL AMERICAN which are received by LIS shall immediately be sent to GENERAL AMERICAN.

         4A.15    Any annuities, policies, certificates, booklets, termination notices or other written communications delivered by GENERAL AMERICAN to LIS for delivery to annuitants or policyholders shall be delivered by LIS promptly after receipt of instructions from GENERAL AMERICAN to do so.

         4A.16    Payments received by LIS for insurance on behalf of GENERAL
AMERICAN shall be deemed received by GENERAL AMERICAN. The payment of return premiums or claims by GENERAL AMERICAN to LIS is not considered payment to GENERAL AMERICAN or claimant until the payments are received by GENERAL AMERICAN or claimant.

         4A.17    LIS may only use advertising pertaining to the business of
GENERAL AMERICAN which has been approved in writing by GENERAL AMERICAN, and which has been approved by state regulatory authorities as required by applicable insurance laws.

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         4A.18    In performing the Services, LIS must use the underwriting
standards which are set by GENERAL AMERICAN in writing. GENERAL AMERICAN shall be responsible for determining the benefits, premium rates, underwriting criteria and claims payment procedures applicable to the coverage and for securing reinsurance, if any. The rules pertaining to these matters shall be provided to LIS by GENERAL AMERICAN in writing and LIS shall follow these written rules in performing the Services. The responsibility for maintaining a Special Investigative Unit (SIU) pursuant to applicable insurance law or regulation shall remain with GENERAL AMERICAN.

         4A.19 Notwithstanding any other provision in this Agreement to the contrary, whenever an annuity or policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to GENERAL AMERICAN by LIS and be retained as part of the official records of both LIS and GENERAL AMERICAN for the duration of the annuity or policy and for five (5) years thereafter.

         4A.20    All insurance charges, premiums, returned premiums, or other money collected by LIS on behalf of GENERAL AMERICAN shall be held by LIS in a fiduciary capacity and deposited in an account established and maintained by LIS on behalf of GENERAL AMERICAN, or such other account as GENERAL AMERICAN may designate.

SECTION 4B: PROVISIONS RELATED TO CERTAIN SPECIFIC STATE INSURANCE LAWS GOVERNING THIRD PARTY ADMINISTRATORS

         LIS and GENERAL AMERICAN each agree as follows:

         4B.01    Pursuant to A.R.S. Section 20-485.01.B of the Insurance Laws
of the State of Arizona which specifies that the insurer must provide fifteen
(15) days written notice to the Director of Insurance for the State of Arizona in the event of termination, cancellation or any other change in the Agreement, LIS and GENERAL AMERICAN agree to provide such notice in compliance therewith in the event any of the Services provided under this Agreement are provided in ARIZONA.

         4B.02    In the event any of the Services provided under this Agreement are provided in GEORGIA: LIS agrees to maintain for GENERAL AMERICAN, at LIS's principal administrative office, a complete file of all GENERAL AMERICAN's advertisements, regardless of by whom written, created or designed, which are used with respect to annuitants, potential annuitants, policyholders or potential policyholders of GENERAL AMERICAN located in Georgia, with a notation indicating the manner and extent of distribution and the form number of any such annuity or policy contract advertised. Such file shall be subject to inspection by the Office of Commissioner of Insurance of the State of Georgia. All such advertisements shall be maintained in said file for a period of not less than five (5) years. GENERAL AMERICAN shall prepare, with LIS's assistance, and LIS shall, on behalf of GENERAL AMERICAN, file with the Commissioner of Insurance of the State of Georgia on or before March 1 in each year, a certification executed by an authorized officer of GENERAL AMERICAN wherein it is stated that to the best of his knowledge, information and belief, the advertisements disseminated by

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LIS, on behalf of GENERAL AMERICAN, during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of GEORGIA.

         4B.03    Pursuant to Sections 41-905, 41-909, 41-910, and 41-911 of the
Idaho Code, in the event any of the Services provided under this Agreement are provided in IDAHO:

         (1) Notwithstanding any other provision in this Agreement to the contrary, LIS may only use advertising pertaining to the business underwritten by GENERAL AMERICAN which has been approved in writing by GENERAL AMERICAN. GENERAL AMERICAN shall have the prior approval of the Director of Insurance before approving advertising for use by LIS.

         (2) Notwithstanding any other provision in this Agreement to the contrary, any policies, certificates, booklets, termination notices or other written communications delivered by GENERAL AMERICAN to LIS for delivery to its policyholders shall be delivered by LIS promptly after receipt of instructions from GENERAL AMERICAN to do so.

         (3) Notwithstanding any other provision in this Agreement to the contrary, compensation to LIS for any Services where LIS adjusts or settles claims shall in no way be contingent on a claim experience.

         (4) Notwithstanding any other provision in this Agreement to the contrary, LIS will retain records of GENERAL AMERICAN for a period of six (6) years.

         (5) Notwithstanding any other provision in this Agreement to the contrary, LIS shall be bonded in an amount not less than ten percent (10%) of the amount of total funds handled with a minimum bonding amount of $5,000. For purposes of fixing the amount of such bond, the amount of funds handled shall be determined by the total funds handled by LIS during the preceding year, or if no funds were handled during the preceding year, the amount of funds reasonably estimated to be handled during the current calendar year by LIS. Such bond shall provide protection to GENERAL AMERICAN against loss by reason of acts of fraud or dishonesty and may include individual bonds or schedule or blanket forms of bonds. Only one (1) such bond shall be required of LIS for all insureds which utilize the services of LIS, unless provided otherwise in this Agreement or any amendments thereto.

         4B.04    Pursuant to Section 33-17-602, Montana Code Annotated, in the
event any of the Services provided under this Agreement are provided in MONTANA:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, payments received by LIS for insurance on behalf of GENERAL AMERICAN shall be deemed received by GENERAL AMERICAN. The payment of return premiums or claims by GENERAL AMERICAN to LIS is not considered payment to GENERAL AMERICAN or claimant until the payments are received by GENERAL AMERICAN or claimant.

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                  (2)      Notwithstanding any other provision in this Agreement
to the contrary, LIS may only use advertising pertaining to the business of GENERAL AMERICAN which has been approved in writing by GENERAL AMERICAN.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, underwriting standards are set by GENERAL AMERICAN.

                  (4) Notwithstanding any other provision in this Agreement to the contrary, any policies, certificates, booklets, termination notices, or other written communications delivered by GENERAL AMERICAN to LIS for delivery to annuitants and policyholders of GENERAL AMERICAN shall be delivered by LIS promptly after receipt of instructions from GENERAL AMERICAN to do so.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, this Agreement must be retained as part of the official records of both LIS and GENERAL AMERICAN for the duration of this Agreement and for five
(5) years thereafter.

                  (6) Notwithstanding any other provision in this Agreement to the contrary, whenever a policy is issued to a trustee, a copy of the trust agreement and any amendments to it must be furnished to GENERAL AMERICAN by LIS and be retained as part of the official records of both LIS and GENERAL AMERICAN for the duration of the policy and for five (5) years thereafter.

                  (7) Notwithstanding any other provision in this Agreement to the contrary, with respect to any policies where LIS adjusts or settles claims, the compensation to LIS with regard to the contracts or policies shall in no way be contingent on claim experience, but may be based on premiums or charges collected or number of claims paid or processed.

         4B.05    Pursuant to N.R.S. 683A.0857 of the insurance Laws of the
State of Nevada, in the event any of the Services provided under this Agreement are provided in NEVADA:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, LIS will retain records of GENERAL AMERICAN for a period of at least five (5) years.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, LIS will hold in a fiduciary capacity all insurance charges or premiums collected by it on behalf of or for GENERAL AMERICAN with respect to insureds, and return premiums received from GENERAL AMERICAN. LIS shall comply with all applicable fiduciary account statutes and regulations. LIS will immediately (and in any event within fifteen days) remit such funds to the person or persons entitled thereto, or shall promptly (and in any event within fifteen days) deposit them in a fiduciary account established and maintained by LIS in the name of GENERAL AMERICAN, which fiduciary account, with respect to funds relating to Nevada policyholders, shall be deposited in an account located at a financial institution located in Nevada. LIS shall require the bank in which such fiduciary account is maintained to keep records clearly recording the deposits in and withdrawals from such account on behalf of or for each insurer for which LIS

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may collect charges or premiums. LIS shall promptly obtain and keep copies of all such records and, upon request of GENERAL AMERICAN, furnish GENERAL AMERICAN with copies of such records pertaining to deposits and withdrawals on behalf of or for GENERAL AMERICAN. LIS may make withdrawals from such account for:

                           i.       remittance to GENERAL AMERICAN when entitled
thereto;

                           ii.      transfer to and deposit in a claims paying
account, with claims to be paid as provided in this Agreement; or

                           iii.     remittance of return premiums to the person
or persons entitled thereto.

         4B.06    Pursuant to Chapter IV of the Wyoming Insurance Regulations,
in the event any of the services provided under this Agreement are provided in
WYOMING:

                  (1) Notwithstanding any other provision in this Agreement to the contrary, payments received by LIS for insurance on behalf of GENERAL AMERICAN shall be deemed received by GENERAL AMERICAN.

                  (2) Notwithstanding any other provision in this Agreement to the contrary, LIS may only use advertising pertaining to GENERAL AMERICAN which has been approved in writing by GENERAL AMERICAN.

                  (3) Notwithstanding any other provision in this Agreement to the contrary, underwriting standards are to be set by GENERAL AMERICAN.

                  (4). Notwithstanding any other provision in this Agreement to the contrary, withdrawals from any bank account shall be made for the following items: (i) remittance to GENERAL AMERICAN; (ii) deposit into account for GENERAL AMERICAN; (iii) transfer to or deposit in claims paying account;
(iv) payment to a group policy; (v) payment to LIS for its commissions (if any); and (vi) remittance of returned premiums to persons.

                  (5) Notwithstanding any other provision in this Agreement to the contrary, LIS may only act in the capacity in which it is licensed.

                  (6) Notwithstanding any other provision in this Agreement to the contrary, when LIS is used as an administrator, GENERAL AMERICAN shall provide such information in writing to the insured.

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SECTION 5:        COMPENSATION AND PAYMENT

         5.01     TIME AND MATERIALS COMPENSATION.

         a. With respect to those Services or any portion thereof that are, under a particular Engagement Schedule, to be paid for on a time and materials basis, GENERAL AMERICAN shall pay for the time spent by LIS in performing such Services thereunder (including any billable travel time) in accordance with LIS' established policies, charges and rates in effect at the time the Services are rendered. LIS may change its said policies, charges and rates by giving GENERAL AMERICAN not less than thirty days' prior notice.

         b. GENERAL AMERICAN agrees that, regarding such Services provided on a time and materials basis, LIS' compensation shall be based on the time spent providing Services and any Pass Through Expenses incurred. LIS shall invoice GENERAL AMERICAN after every calendar month, for the Services rendered and the Pass Through Expenses incurred during the period just ended.

         c. LIS may provide in a particular Engagement Schedule or elsewhere an estimate of charges for the information technology services covered by that Engagement Schedule, but no such estimate, or any other estimate provided by LIS to GENERAL AMERICAN, whether written or oral, shall be binding on LIS or convert such services otherwise to be performed on a time and materials basis into a fixed price contract, unless there is an express written agreement to that effect, signed by Authorized Representatives of the Parties. If GENERAL AMERICAN fails to compensate LIS for any necessary implementation services or fails to allow LIS' completion of any necessary implementation services, including without limitation any custom modifications or client set-up, LIS reserves the right to terminate this Agreement.

         d. With respect to any other Services or any portion thereof, GENERAL AMERICAN shall pay LIS in accordance with LIS' then current policies, charges and rates in effect at the time the Services are rendered.

         5.02 PAYMENT; INTEREST. Whether compensation is on a time and materials basis or some type of fixed-price basis, LIS' invoices shall be due and payable in full upon receipt, without withholding, deduction or offset of any amounts for any purpose. Unless otherwise specified in the applicable invoice, payments to LIS shall be made at the address to which notices to LIS are to be sent (if more than one address has been specified for those notices, the address for the main notice, rather than the address for copies of notices, shall be used for this purpose). LIS may change the address to which payments are to be sent by GENERAL AMERICAN at any time by giving GENERAL AMERICAN written notice of such change. If any amount is not paid within thirty (30) days after it becomes due, LIS reserves the right to charge GENERAL AMERICAN interest on that past due amount for the period from its due date until it is paid in

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full. That interest, if imposed by LIS, shall be calculated at a rate equal to one and one half percent (1.5%) per month (or the maximum rate permitted by applicable law, if lower) and shall be payable on demand. (It is understood and agreed by the parties that in the event LIS does not impose such late charges or interest in one or more instances, it shall not be deemed to have waived the right to impose such charges with respect to future instances of late payments.) In. the event that GENERAL AMERICAN fails to pay when due, GENERAL AMERICAN shall be liable for all resulting collection costs, including reasonable attorney's fees.

         5.03 EXPENSES. GENERAL AMERICAN shall reimburse LIS monthly for all reasonable Pass Through Expenses (identified in the applicable Engagement Schedule) incurred by LIS in the performance under an Engagement Schedule executed pursuant to this Agreement.

         5.04 TAXES. GENERAL AMERICAN shall pay to LIS all sales, use and excise taxes (but not including any personal property taxes or taxes based on LIS' net income) based on the provision by LIS of the Services which are found to be applicable and that LIS is required under applicable law to collect. The appropriate amount of tax shall be invoiced to and paid by GENERAL AMERICAN at the same time and on the same conditions as set forth in Section 5.02. If GENERAL AMERICAN disagrees with LIS' determination that any tax is due with respect to the subject matter of this Agreement, and LIS is attempting to invoice GENERAL AMERICAN for such tax as provided in this Section 5.04 then GENERAL AMERICAN shall have the right to seek an administrative determination from the applicable taxing authority, or alternatively, GENERAL AMERICAN shall have the right to legally contest any asserted claim for taxes and, to the extent allowed by law, withhold payment of such contested taxes. GENERAL AMERICAN shall have the right to control any such administrative or legal proceedings, and in connection therewith LIS shall (i) be consulted, and (ii) cooperate with GENERAL AMERICAN and take any and all actions reasonably requested by GENERAL AMERICAN (at GENERAL AMERICAN's expense). GENERAL AMERICAN shall not be required to pay or otherwise be liable or responsible for, and LIS hereby indemnifies, defends and holds GENERAL AMERICAN harmless against, any penalty, additional tax, costs or interest that may be assessed or levied by any taxing authority as a result of the failure of LIS to file any return, form, or information statement that may be duly required from LIS by such taxing authority or to pay any tax amounts collected from GENERAL AMERICAN pursuant to this Section 5.04.

SECTION 6:        BUSINESS DAYS

         6.01 With respect to any Services provided under a particular Engagement Schedule, a "business" day shall be deemed to be a day that is not a weekend or holiday for LIS. LIS' holidays (for its St. Louis-based Outsourcing Solutions Division) for the calendar year 2000 are as follows: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day. Provided, however, LIS reserves the right to change the holidays it observes from year to year, in its sole discretion. Notwithstanding the foregoing, however, if the Services are related to variable products, a "business" day shall be deemed to be any day defined as a business day pursuant to the variable product prospectus.

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SECTION 7.        TERM, EXPIRATION AND TERMINATION

         7.01 INITIAL TERM. Each Engagement Schedule shall be effective upon the Effective date and shall then remain in force and effect for that time period (the "Initial Term") set forth the applicable Engagement Schedule document. At the end of the Initial Term, the Engagement Schedule shall be automatically renewed for successive one-year periods unless, at least sixty
(60) days prior to any renewal date, either Party notifies the other that the Engagement Schedule shall not be automatically renewed. The Engagement Schedule may terminate earlier provided in this Agreement or as the Parties may otherwise agree in writing. It is further understood and agreed by the parties that the termination of one Engagement Schedule shall not, less expressly agreed otherwise in writing by the Parties, result in the termination of any other Engagement Schedule executed pursuant to this Agreement.

         7.02 TERMINATION FOR CAUSE. If a Party breaches any material provision or requirement of any Engagement Schedule, the non-breaching Party may terminate that Engagement Schedule provided the Party has given the breaching Party not less than thirty (30) days' written notice of that breach, except that such a termination shall not take effect if the each is capable of being cured and the breaching Party cures that breach in all material respects before the end of that thirty-day period. In addition, if GENERAL AMERICAN fails to pay LIS' invoices as they become due, LIS may terminate the applicable Engagement Schedule by giving GENERAL AMERICAN thirty (30) days' notice of that termination, except that such a termination shall not take effect if GENERAL AMERICAN pays all outstanding invoices and all secured interest before the end of that thirty day period. The right to terminate an Engagement Schedule described in this Section shall be in addition to any other remedies the non-breaching party may have under the circumstances.

         7.03 TERMINATION FOR BANKRUPTCY, ETC. A Party may terminate an Engagement Schedule immediately by giving notice to the other Party if that other Party makes an assignment for the benefit of creditors, dissolves or liquidates or files a voluntary petition in bankruptcy or a similar proceeding; if an involuntary petition in bankruptcy or a similar proceeding is filed against that other Party and is not stayed or dismissed within thirty (30) days; if a receiver is appointed for all or substantially all of that other Party's assets; or if execution is made on all or substantially all of that other Party's assets.

         7.04 STEPS UPON TERMINATION, EXPIRATION. Upon or within ten business days after the effective date of termination or expiration, LIS shall, upon request by GENERAL AMERICAN, inform GENERAL AMERICAN of the extent to which LIS' Services have been performed through such date. Unless the Parties agree otherwise in writing, then within ten business days after the expiration or termination of the term of a particular Engagement Schedule, each Party shall return to the other all Private Information and any other proprietary or confidential information of the other Party, and, upon request, the Party returning such information shall notify in writing that all such information has been returned. In addition, upon termination, LIS

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shall, on a time and materials basis, provide reasonable assistance to
GENERAL AMERICAN related to the conversion of the services.

         7.05     EFFECT OF TERMINATION, EXPIRATION.

         a. If one or more of the Engagement Schedules executed pursuant to this Agreement expires or is terminated, but one or more Engagement Schedules remain in effect and are not also terminated, then this Agreement shall remain in effect with respect to each of those Engagement Schedules until that particular Engagement Schedule expires or is itself terminated or performance under that particular Engagement Schedule is otherwise completed.

         b. In the event of the expiration of an Engagement Schedule or the termination thereof, whether due to the default by LIS or GENERAL AMERICAN, in any such event, the terms of:

         1) this Section 7 (Effect of Termination, Expiration) and of Sections 5 (Compensation. and Payment), 9 (Ownership Of Proprietary Methodologies, Right To Use Concepts), 10 (Confidentiality), and 13 (Limitation of Liability, Etc.), and

         2) Sections 11 (Representations and Warranties), 12 (GENERAL AMERICAN Representations and Warranties), 14 (Indemnification), 16 (Non-Solicitation), 19 (Arbitration), and 21 (Miscellaneous), below, and

         3) any other provisions (whether in this Agreement or the applicable Engagement Schedule) regarding confidentiality or non-disclosure of LIS or GENERAL AMERICAN proprietary information, or regarding the payment obligation(s) of GENERAL AMERICAN for Services performed by LIS, shall survive and continue in effect following any expiration or termination of this Agreement and any Engagement Schedule.

SECTION 8.        LIS' USE OF GENERAL AMERICAN'S MATERIALS

         8.01 Unless expressly agreed in writing, no license or right is granted under this Agreement or any Engagement Schedule to LIS to use, execute, reproduce, display, perform, distribute externally, sell copies of any GENERAL AMERICAN Materials (defined in Section 2 [Definitions], above), except that LIS may exercise the foregoing rights of use, execution, and reproduction within its own organization solely for the purpose of rendering performance as required by an Engagement Schedule. Upon completion of such performance, all GENERAL AMERICAN Materials (excluding any adaptations thereof) shall be returned in their entirety to GENERAL AMERICAN unless included in a category of material that is exempted from return or destruction under Section 10.4 (Disposition of Private Information) below. The terms of this Section do not, however, affect the obligations of the Parties under Section 10 (Confidentiality) below.

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SECTION 9.        OWNERSHIP OF PROPRIETARY METHODOLOGIES, RIGHT TO.
         USE CONCEPTS.

         9.01 GENERAL AMERICAN acknowledges that LIS, in the normal conduct of its business, may use concepts or modifications of concepts developed while serving other customers. GENERAL AMERICAN acknowledges the benefit which may accrue from this practice to GENERAL AMERICAN, and GENERAL AMERICAN expressly and irrevocably permits LIS to continue in perpetuity, and without payment of a royalty, this practice of using concepts developed while serving GENERAL AMERICAN and modifications of such concepts. The terms of this Section do not, however, affect the obligations of the Parties under Section 10 (Confidentiality) below. GENERAL AMERICAN further acknowledges and agrees that LIS has proprietary methodologies, techniques and tools which are valuable assets of LIS and which (together with all enhancements and modifications) shall remain the sole and exclusive property of LIS. Nothing in this Agreement or in any Engagement Schedule shall grant to or confer upon GENERAL AMERICAN expressly or by implication any rights or license to such methodologies, techniques or tools.

SECTION 10.          CONFIDENTIALITY

         10.01 CONFIDENTIALITY GENERALLY. Each Party (for this purpose, the "RECEIVING PARTY") shall, and shall cause its personnel to, hold and deal with the following in strict confidence: (a) information relating to the business of the other Party (for this purpose, the "DISCLOSING PARTY") if that information is clearly designated as private; (b) any unannounced product(s) or Service(s) of the Disclosing Party; (c) the terms, conditions and subject matter of the Engagement Schedules; (d) all information and reports that may be generated by the Disclosing Party pursuant to any Engagement Schedule; (e) interim reports and work product that may be generated by the Disclosing Party in connection with the Engagement Schedules; (f) all Deliverables; (g) proprietary methodologies, techniques and tools of the Disclosing Party; (h) any information, which by its nature should be treated as private; and (i) any other information of Materials that are designated as "private". All of these items constitute "PRIVATE INFORMATION" unless excluded by Section 10.02 (Exclusions from Private Information) below.

         10.02    EXCLUSIONS FROM PRIVATE INFORMATION. Despite the terms of
Section 10.1 (Confidentiality Generally) above, Private Information does not include information that is

                  (a) approved for release or disclosure without restriction by the Disclosing Party's Authorized Representative in writing;

                  (b) publicly known or becomes publicly known, so long as it is not through the acts or omissions of the Receiving Party (or someone under the Receiving Party's control) that it is or becomes publicly known;

                  (c) rightfully received by the Receiving Party from a third party without restriction and without violation of any agreement;

                  (d) independently developed by the Receiving Party without reference to the Disclosing Party's Private Information; or

                  (e) legally required to be disclosed by the Receiving Party under a requirement of a governmental agency or court of law having jurisdiction, but only if (1) the Receiving Party provides the Disclosing Party with prompt notice prior to disclosure so that the Disclosing Party may seek judicial protection and (2) the Receiving Party discloses only that information which, in the reasonable opinion of its counsel, is required to be disclosed.

         10.03 DUTIES WITH RESPECT TO PRIVATE INFORMATION. The Receiving Party shall protect the Disclosing Party's Private Information that is in the Receiving Party's possession or control using at least the same means it uses to protect its own Private Information, but in any event not less than reasonable means.

         10.04 DISPOSITION OF PRIVATE INFORMATION. Upon the termination of a particular Engagement Schedule, the Receiving Party shall, unless that Engagement Schedule allows otherwise,

                  (a) return to the Disclosing Party all Private Information received from the Disclosing Party and any copies of that Private Information (or if the Disclosing Party so requests, shall destroy that Private Information and any such copies and shall certify to the Disclosing Party that it has done so) and

                  (b) destroy any notes or other materials prepared by the Receiving Party (or prepared on its behalf) which contain Private Information received from the Disclosing Party.

However, this requirement shall not require the return or destruction of (1) any Engagement Schedule, or drafts or copies of Engagement Schedules; (2) Materials which are contemplated to be owned by LIS and regarding which GENERAL AMERICAN was to receive a license or comparable interest; (3) copies of the Deliverables as delivered to GENERAL AMERICAN; (4) accounting, financial and corporate records; (5) LIS' work-papers or (6) other materials which are required to be retained for audit, regulatory or legal reasons.

SECTION 11.       REPRESENTATIONS AND WARRANTIES

         11.01 REPRESENTATIONS AND WARRANTIES - GENERAL. LIS represents and warrants to GENERAL AMERICAN that:

         a. LIS is a corporation duly organized and existing and in good standing under the laws of the State of South Carolina.

         b. LIS is empowered under the applicable laws and regulations and by its charter and bylaws to enter into and perform the Services under a particular Engagement Schedule.

         c. All requisite corporate proceedings have been taken to authorize LIS (or its corporate affiliate) to enter into and perform the Services and other obligations provided for in any Engagement Schedule (including this Agreement) it may execute.

         d. It has and will continue to comply with all laws and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of policies or other interests in the insurance products and the policies.

         11.02 REPRESENTATIONS AND WARRANTIES ON SERVICES AND - LIS-CREATED MATERIALS.

                  (a) SERVICES ENGAGEMENT SCHEDULE. LIS represents and warrants that LIS personnel shall perform the Services pursuant to the reasonable instructions of GENERAL AMERICAN, which shall be solely responsible for providing instructions to LIS personnel. In the event of a breach of the foregoing warranty, LIS shall perform again the Services in respect of which the foregoing has been breached to bring them into compliance with that warranty. Any claim for breach of the foregoing warranty must be made by written notice to LIS within twenty one days after the performance of the Services in respect of which the claim is made or said claim shall be waived.

                  (b) YEAR 2000 COMPLIANCE. LIS warrants that, as of the date of first providing such Services, any LIS-Created Materials used in providing LIS' Services shall be Year 2000 Compliant, as defined below. LIS further warrants that, where it performs Services to integrate or implement GENERAL AMERICAN Materials or Third-Party Materials, LIS shall not cause such Materials which are Year 2000 Compliant to cease to be Year 2000 Compliant. For the purposes of this Section 11.02, the term "YEAR 2000 COMPLIANT" shall mean that, to the extent applicable with respect to the Services being rendered by LIS, the appropriateness of the processing of dates will not be adversely affected by those dates being in or after the Year 2000. Notwithstanding the foregoing, GENERAL AMERICAN acknowledges and agrees that LIS is not responsible for and does not warrant that any GENERAL AMERICAN Materials or the Materials of third parties are Year 2000 Compliant, including where LIS integrates or implements such Materials as part of providing Services. GENERAL AMERICAN further acknowledges and agrees that, except as expressly otherwise agreed in writing, LIS is not responsible and shall not be liable for the interaction between LIS-owned software and other elements of GENERAL AMERICAN'S environment. (For purposes of any Engagement Schedule executed pursuant to this Agreement, any software owned by an affiliate of LIS shall be deemed "LIS owned software".) Without limiting the foregoing, GENERAL AMERICAN recognizes that environmental factors, including system software, the operating system and hardware, and the inability to control certain occurrences on the World Wide Web, may affect the Services regarding Year 2000 compliance, and GENERAL AMERICAN acknowledges and agrees that LIS has no obligation to address these factors.

         11.03    OTHER REPRESENTATIONS AND WARRANTIES DISCLAIMED.

EXCEPT AS PROVIDED IN THIS SECTION 11 (REPRESENTATIONS AND WARRANTIES), ALL WARRANTIES, CONDITIONS, REPRESENTATIONS AND GUARANTEES,

WHETHER EXPRESS OR IMPLIED, WHETHER ARISING BY LAW, CUSTOM, ORAL, OR WRITTEN STATEMENTS OF LIS, ITS AGENTS OR SUBCONTRACTORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY SUPERSEDED, EXCLUDED AND DISCLAIMED. WITHOUT LIMITING THE FOREGOING, LIS EXPRESSLY DISCLAIMS ANY WARRANTY OR LIABILITY WITH RESPECT TO DESIGN OR LATENT DEFECTS OR WITH RESPECT TO THE YEAR 2000. GENERAL AMERICAN recognizes and agrees that the terms of this Section 11 (Representations and Warranties) are an integral part of LIS' pricing and an important factor in LIS' willingness to enter into the Engagement Schedules and to agree to perform Services under them.

SECTION 12        GENERAL AMERICAN REPRESENTATIONS AND WARRANTIES

GENERAL AMERICAN represents and warrants to LIS as follows:

         12.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Missouri.

         12.02 It is empowered under the applicable laws and regulations and by its charter and bylaws to enter into and perform this Agreement and any Engagement Schedule it may execute.

         12.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement and any Engagement
Schedule it may execute.

         12.04 All of the policies and other forms provided by GENERAL AMERICAN shall have been approved by all required regulatory agencies and shall be in compliance with all federal, state, and local laws and regulations.

         12.05 It has and will continue to comply with all laws and it has and will continue to make all required filings with regulatory agencies in connection with the offer, sale, or administration of policies or other interests in the insurance products and the policies.

SECTION 13.       LIMITATION OF LIABILITY, ETC.

         13.01.   EXCLUSION OF CONSEQUENTIAL DAMAGES, LIMITATION ON LIABILITY,
ETC.

IN NO EVENT SHALL LIS OR ITS SUBCONTRACTORS, EMPLOYEES, REPRESENTATIVES OR SUBSIDIARIES BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, INCIDENTAL OR SPECIAL DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE (AND WHETHER OR NOT LIS OR ANYONE ELSE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), WHETHER

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BASED UPON LOST GOODWILL, LOST PROFITS, LOSS OF USE OF MONEY, LOSS OF DATA OR
INTERRUPTION IN lTS USE OR AVAILABILITY, STOPPAGE OF WORK, IMPAIRMENT OF ASSETS OR OTHERWISE ARISING OUT OF BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, MISREPRESENTATION, STRICT LIABILITY IN TORT OR OTHERWISE, AND WHETHER BASED ON ANY TERM IN ANY ENGAGEMENT SCHEDULE, ANY TRANSACTION PERFORMED OR UNDERTAKEN UNDER OR IN CONNECTION WITH ANY ENGAGEMENT SCHEDULE OR OTHERWISE LIS' AND ITS SUBCONTRACTORS', EMPLOYEES', REPRESENTATIVES' AND SUBSIDIARIES' AGGREGATE LIABILITY FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE TOTAL AMOUNTS ACTUALLY PAID BY GENERAL AMERICAN TO LIS UNDER THE RELEVANT ENGAGEMENT
SCHEDULE IN ADMINISTRATIVE SERVICE FEES (AS SPECIFIED IN THE ENGAGEMENT SCHEDULE), DURING THE TWELVE MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM OF DAMAGES.

         13.02 LIMITATION GENERALLY. GENERAL AMERICAN recognizes and agrees that the terms of this Section 13 (Limitation of Liability, Etc.) are an integral part of LIS' pricing and an important factor in LIS' willingness to enter into the Engagement Schedules and to agree to perform Services under them.

SECTION 14.       INDEMNIFICATION

         14.01 GENERAL AMERICAN INDEMNIFICATION. LIS shall not be responsible for, and GENERAL AMERICAN shall indemnify and hold LIS harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liability, which may be asserted against LIS or for which it may be held to be liable, arising out of or attributable to:

         a) Any actions taken by LIS in good faith and with due diligence in compliance with the terms of the applicable Engagement Schedule;

         b) GENERAL AMERICAN's refusal or failure to comply with the terms of the applicable Engagement Schedule, or which arise out of GENERAL AMERICAN's negligence or misconduct or which arise out of the breach of any representation or warranty of GENERAL AMERICAN contained in this Master Services Agreement or the applicable Engagement Schedule;

         c) Reliance on or use of by LIS in accordance with the terms of the applicable Engagement Schedule information and materials provided by or at the direction of GENERAL AMERICAN and instructions or directions given by authorized representatives of GENERAL AMERICAN;

         d) The offer, sale, or administration of policies or other interests in the insurance products and the policies by GENERAL AMERICAN.

         14.02 LIS INDEMNIFICATION GENERAL AMERICAN shall not be responsible for, and LIS shall indemnify and hold GENERAL AMERICAN harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments, and liability, which may be asserted against GENERAL AMERICAN or for which it may be held to be liable, arising out of or attributable to:

         a) Any actions taken by GENERAL AMERICAN in good faith and with due diligence in compliance with the terms of this Master Services Agreement and the applicable Engagement Schedule.

         b) LIS's refusal or failure to comply with the terms of the applicable Engagement Schedule, or which arise out of LIS's negligence or misconduct or which arise out of the breach of any representation or warranty of LIS contained in this Master Services Agreement or the applicable Engagement Schedule.

SECTION 15.       INDEPENDENT CONTRACTOR, WORKER'S COMPENSATION, SUBCONTRACTORS,
         ETC.

         15.01 GENERALLY. Each of GENERAL AMERICAN and LIS is and shall remain an independent contractor with respect to all performance rendered under the Engagement Schedules. Neither LIS nor its employees shall be considered an employee or agent of GENERAL AMERICAN for any purpose. Neither Party shall have the authority to bind or make commitments on behalf of the other Party for any purpose, and neither shall hold itself out as having such authority. LIS shall have sole responsibility for the supervision, daily direction and control (except in the case of a Staffing Engagement Schedule, where such direction is GENERAL AMERICAN's responsibility), payment of salary (including withholding of income taxes and social security), worker's compensation, disability benefits and the like of LIS personnel.

         15.02 SUBCONTRACTING. LIS may, at its option, subcontract work under Engagement Schedules, but LIS' subcontracting work shall not affect its responsibilities under the Engagement Schedules. Moreover, unless the Engagement Schedules specify otherwise, LIS shall be as responsible for work done by its subcontractors within the scope of the Engagement Schedules as it is for work done by its own employees.

SECTION 16.       NON-SOLICITATION

         16.01 Except as otherwise mutually agreed by the parties in writing, GENERAL AMERICAN shall not, and shall not permit any affiliated entity to, directly or indirectly, employ or offer employment to (or utilize as an independent contractor) any individual while he or she is a Covered Individual. During the period that an LIS employee performs Services under an Engagement Schedule or supervises someone who does so, and for a period of twelve months afterwards, that LIS employee is a "COVERED INDIVIDUAL" for purposes of this
Section 16

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(regardless of whether he or she remains an employee of LIS during that period).
Except as otherwise mutually agreed by the parties in writing, LIS shall not, during the term of an Engagement Schedule or in the period of twelve (12) months afterwards, employ or offer employment to any individual who was employed by GENERAL AMERICAN and of whom LIS became aware in connection with its performance of Services in connection with that Engagement Schedule.

SECTION 17.       NOTICES

         17.01 Any notices required or permitted under the Engagement Schedules shall be in writing and deemed given as indicated when delivered (unless the applicable Engagement Schedule requires otherwise) by any of the following methods: within three business days after being sent certified U.S. mail, return receipt requested, postage prepaid; upon receipt when sent by hand delivery; or within one business day after being sent by reputable overnight courier, charges prepaid. Notices shall be sent to the following addresses and to the attention of the following individuals (or to such other addresses or to the attention of such other individuals as a Party may specify in such a notice to the other Party):

In the case of LIS:

         Liberty Insurance Services Corporation
         c/o Genelco Outsourcing Solutions Division
         9735 Landmark Parkway Drive
         St. Louis, Missouri 63127
         Attention:  Paul D. Carter

with a required copy to:

         Liberty Insurance Services Corporation
         2000 Wade Hampton Blvd.
         Greenville, South Carolina 29615
         Attention:  General Counsel

In the case of GENERAL AMERICAN:

         General American Life Insurance Company
         9735 Landmark Parkway Drive
         St. Louis, Missouri 63127
         Attention:  William Slater, Vice President

with a required copy to

         General American Life Insurance Company
         700 Market Street
         St. Louis, Missouri 63101
         Attention:  Law Division

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SECTION 18:       DELIVERABLES

         18.01 GENERAL. It is the expectation of the parties that much of the Services provided by LIS pursuant to a particular Engagement Schedule(s) executed by the Parties will not consist of or contemplate the delivery to GENERAL AMERICAN of a Deliverable. (For purposes of this Agreement, the term "DELIVERABLE" shall mean Materials procured or prepared by LIS and required to be delivered to GENERAL AMERICAN by virtue of their description or specification as a Deliverable in an Engagement Schedule.) However, with respect to any Deliverables that are to be delivered to GENERAL AMERICAN under a particular Engagement Schedule, LIS shall furnish to GENERAL AMERICAN the said Deliverables described in the applicable Engagement Schedule in accordance with the terms and conditions of that Engagement Schedule in all material respects.

         18.02 WORK SUBJECT TO LIS OWNERSHIP. Unless otherwise expressly provided in the relevant Engagement Schedule, GENERAL AMERICAN shall only have a non-exclusive license in any LIS-Created Deliverables, and all U.S. copyrights in those LIS-Created Deliverables, and all LIS-Created Deliverables shall remain with and be owned by LIS.

SECTION 19        ARBITRATION

         19.01 Any dispute arising under an Engagement Schedule shall, except as expressly provided otherwise in this Section 19, be submitted to binding arbitration, at a site chosen by the arbitrators, under the rules then prevailing of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction. LIS and GENERAL AMERICAN, before entering into arbitration, shall each appoint an arbitrator, and these two arbitrators shall select a third arbitrator to be a member of the panel. Should the two arbitrators not be able to agree on a choice of the third, then the American Arbitration Association shall make the appointment of a person who is neutral to the parties in controversy. None of the arbitrators shall be officers or employees of the parties to this Agreement. Each arbitrator shall be a recognized expert in the administrative services and the information technology field. Notwithstanding the foregoing provisions neither Party shall be precluded from applying to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction or other equitable relief to preserve the status quo or prevent irreparable harm pending the issuance of a ruling by the panel of arbitrators.

         19.02 The written decision of the majority of the three arbitrators shall be binding on both LIS and GENERAL AMERICAN. Except as otherwise provided in Section 21.13 (Attorney's Fees), below (regarding attorney's fees), all costs of arbitration, including fees per arbitrator, shall be borne equally by the parties. The resulting arbitration award may be enforced by all lawful remedies, including without limitation, injunctive or other equitable relief in any court of competent jurisdiction.

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SECTION 20        SPECIAL COVENANTS

         20.01 LIS shall establish and maintain facilities and procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to this Agreement.

         20.02 GENERAL AMERICAN shall have full and free access, during ordinary business hours, to all documents, records, reports, books, files, and other materials relative to this Agreement and maintained by LIS or by a third party to whom LIS has subcontracted for the performance of functions under this Agreement. LIS shall also allow such access to the Missouri Commissioner of Insurance and the Securities and Exchange Commission (or any other state or federal regulatory authority) for the purpose of examination, audit and inspection.

         20.03 It is expressly understood and agreed that all documents, reports, records, books, files and other materials relative to this Agreement shall be the sole property of GENERAL AMERICAN and that such property shall be held by LIS, as agent, during the effective terms of this Agreement.

         20.04 LIS shall maintain backup computer tape files on a daily basis stored in a secure fireproof, flood proof, off-premises location. The purpose of back up and recovery procedures is to permit file recovery in the event of destruction of normal processing files. GENERAL AMERICAN may review the procedures in effect and inspect the storage facility upon demand.

         20.05 GENERAL AMERICAN shall, upon request from time to time, provide LIS with current forms of policies, applications, names and states of license of all insurance and/or broker-dealer agents and representatives authorized to sell GENERAL AMERICAN's Policies.

SECTION 21        MISCELLANEOUS

         21.01 INSURANCE. While it is performing Services under an Engagement Schedule, LIS shall, maintain comprehensive general liability insurance for claims for damages because of bodily injury (inclusive of death) and property damages caused by, or arising out of, acts or omissions of its employees in an amount equal to or greater than two million dollars ($2,000,000.00). A certificate of that insurance shall be furnished to GENERAL AMERICAN promptly after GENERAL AMERICAN's written request at any time while LIS is performing Services under this Agreement. Notwithstanding the foregoing provisions, the insurance described above shall not be canceled, or allowed to expire without renewal on similarly conforming terms, during the period while LIS is performing Services under this Agreement without prior written notice to GENERAL AMERICAN by LIS or LIS' insurer(s) or insurance broker(s).

         21.02 FORCE MAJEURE. Neither Party shall be liable for failure to fulfill its obligations under the Engagement Schedules (other than a failure to pay money), if that failure is caused, directly or indirectly, by flood, communications failure, extreme weather, fire, mud slide, earthquake, or other natural calamity, interruption in water, electricity, heating or air conditioning

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

(depending on the season), riots, civil disorders, rebellions or revolutions, acts of governmental agencies quarantines, embargoes, malicious acts of third parties, labor disputes affecting vendors or authorized subcontractors and for which the Party claiming force majeure is not responsible, or similar causes beyond the control of that Party. If such force majeure prevents or substantially disrupts performance, the Parties shall negotiate in good faith any appropriate changes in the price of the affected Services or other appropriate changes in the terms of the affected Engagement Schedules.

         21.03    CERTAIN REMEDIES. The Parties acknowledge that the breach of
Section 10 (Confidentiality) or 16 (Non-Solicitation) above may give rise to irreparable injury to the non-breaching Party inadequately compensable in damages. Accordingly, the Parties agree that injunctive relief may be sought as an appropriate remedy to prevent violation of the Parties' respective rights and/or obligations under those two sections. However, nothing in this section shall limit a Party's right to any other remedies in equity or at law, including, the recovery of damages.

         21.04 LIS' RECORDS. LIS shall maintain materially complete and accurate accounting records to support and document all expenses that are payable by GENERAL AMERICAN and all other charges for which compensation is to be made on a time-and-materials basis, as well as records documenting the authorship of LIS-Created Deliverables. LIS shall retain those records for a period of at least one year after work has concluded under the Engagement Schedule to which those expenses or charges relate or those LIS-Created Deliverables were delivered.

         21.05 AUDIT BY GENERAL AMERICAN. GENERAL AMERICAN (or an accounting organization retained by GENERAL AMERICAN, provided said organization is not, or is not affiliated with, a direct competitor of LIS) shall have access to the said records of LIS, upon reasonable prior written notice (which such notice shall be no less than thirty days prior to the commencement of such audit), for purposes of audit (an "GENERAL AMERICAN audit") subject to the other terms and conditions set forth below. It is understood and agreed that:

         a. any such GENERAL AMERICAN Audit shall be conducted during LIS' regular business hours;

         b. GENERAL AMERICAN must have a reasonable basis for conducting the audit;

         c. in the absence of substantial willful misconduct on the part of LIS, in no event may such GENERAL AMERICAN Audit be conducted during the month of January, during a time that would substantially disrupt business, or other times during the calendar year that are traditionally busy for LIS; and

         d. in the absence of substantial willful misconduct on the part of LIS, in no event may an GENERAL AMERICAN Audit be conducted more often than once each calendar year.

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

In the absence of findings in the audit that LIS has committed substantial acts of willful misconduct, then LIS shall be reimbursed on a time and materials basis, for any time spent by its personnel gathering materials requested by the auditor(s) or otherwise assisting or attending to the audit if such audit is conducted more frequently than once per year.

         21.06 NO EXCLUSIVITY. Nothing in any Engagement Schedule shall be construed as prohibiting or restricting LIS from independently developing or acquiring materials and/or programs which are competitive with those products or Materials of GENERAL AMERICAN to which LIS may have access in providing Services, provided that the confidentiality undertakings of LIS set forth in
Section 10 are respected and General American Materials are not misused.

         21.07 GOVERNING LAW; VENUE. The Engagement Schedules shall be governed by and construed in all respects in accordance with the laws of the State of Missouri without regard to principles of conflicts of laws. The Parties agree, with respect to those suits permitted to be brought hereunder, to the exclusive jurisdiction of the federal and state courts located in St. Louis County, in the State of Missouri, for any and all disputes arising under the Engagement Schedules, to the exclusion of all other federal and state courts.

         21.08 HANDLING INCONSISTENCIES BETWEEN THIS AGREEMENT AND ENGAGEMENT SCHEDULE. If there is an inconsistency between the terms of this Agreement and the terms of an Engagement Schedule, the terms of that Engagement Schedule control over the terms of this Agreement and its attachments (other than that Engagement Schedule).

         21.9 SEVERABILITY. Each Engagement Schedule is intended to constitute an independent and distinct agreement of the Parties, even though each of them shall be construed to incorporate all applicable provisions of this Agreement. If any provision of any Engagement Schedule is held by a court of competent jurisdiction to be unenforceable or contrary to law, it shall be modified where practicable to the extent necessary so as to be enforceable (giving effect to the intention of the parties) and the remaining provisions of that Engagement Schedule and all other Engagement Schedules shall not be affected.

         21.10 CLOSURE. No actions, regardless of form, arising out of or in connection with the transactions covered by any Engagement Schedule may be brought by either Party more than one year after the cause of action has accrued, except that if an Engagement Schedule specifies a shorter period, that shorter period shall apply.

         21.11 WAIVERS, ETC. No waiver of any of the provisions of the Engagement Schedules shall be effective unless it is made in a writing which refers to the provisions so waived and which is executed by an Authorized Representative of the Party waiving its rights. No course of dealing and no delay or failure of a Party in exercising any right under any Engagement Schedule shall affect any other or future exercise of that right or any exercise of any other right. A Party shall not be precluded from exercising a right by its having partially exercised that right or its having previously abandoned or discontinued steps to enforce that right.

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

         21.12 ATTORNEY'S FEES. If, either party to any Engagement Schedule is required to engage in any proceedings, legal or otherwise to enforce its rights under the said Schedule, the prevailing party shall be entitled to recover from the other, in addition to any other sums due, the reasonable attorney's fees, costs and necessary disbursements involved in said proceedings.

         21.13 COMPLETE AGREEMENT. The provisions of the Engagement Schedules, as in effect from time to time by their terms, constitute the entire agreement between the Parties relating to their subject matter and supersede all prior agreements, oral or written, and all other communications relating to that subject matter.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

GENERAL AMERICAN LIFE INSURANCE COMPANY

By: /s/ William S. Slater
    ---------------------
    Duly Authorized Officer

Print Officer's Name: William S. Slater

Officer's Title: Senior Vice President
Date: 11/23/01

LIBERTY INSURANCE SERVICES CORPORATION

By: /s/ Jennie M. Johnson
    ---------------------
    Duly Authorized Officer

Print Officer's Name: Jennie M. Johnson

Officer's Title: President
Date: 1/19/01

                                    PAGE 27